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                                                                 EXHIBIT 10.36.2

                              AMENDED AND RESTATED
                        RESTRICTED STOCK AWARD AGREEMENT

                                [Conformed Copy]

To: Robert Gibbs    Date of Grant: October 30, 2000   Number of Shares: 245,000


         You and Aperian, Inc., a Delaware company (the "Company"), are parties to a Restricted Stock Award Agreement dated October 30, 2000 (the "Prior Agreement") under which the Company granted you an award (the "Award") consisting of an aggregate of 245,000 shares (the "Restricted Shares") of the Company's authorized Common Stock, par value $.01 per share, subject to the terms and conditions set forth in the Prior Agreement and the Aperian, Inc. 2000 Stock Option Plan as restated (the "Plan"). You and the Company have agreed to certain modifications to the Award, and are entering into this Agreement (this "Agreement") with respect thereto. Simultaneously with, and as an additional inducement to, your entering into this Agreement, the Company is awarding you an option to purchase 350,000 shares of the Company's authorized Common Stock.

         This Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Shares and amends, supercedes and restates the Prior Agreement. By accepting this Agreement, you agree to be bound by all of the terms hereof.

         1. DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth below:

              (a) "Award" has the meaning set forth in the first paragraph of this Agreement.

              (b) "Board of Directors" means the board of directors of the Company.

              (c) "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

              (d) "Cause" means any of the following: (i) your willful failure to substantially perform your duties under the employment agreement, if any, entered into between you and the Company (the "Employment Agreement") without legal cause, other than any such failure resulting from your incapacity due to physical or mental illness or Disability; (ii) your engaging willfully in any action which, or omitting to engage in any action the omission of which, you know or should know is, or is reasonably expected to be, substantially injurious (monetarily or otherwise) to the Company or its business or reputation; (iii) your performance of any illegal conduct or act or omission constituting serious dishonesty that results, directly or indirectly, in significant gain or enrichment of your or your affiliates at the expense of the Company or which adversely affects, or reasonably could in the future adversely affect, your value, reliability, or performance in a material manner; or (iv) any deliberate breach by you of any material obligation under your employment agreement which relates to the preservation of


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confidential information, disclosure of Company contact information, the nonsolicitation of Company employees or consultants, or the disclosure or assignment of the acquisition or development of intellectual property. Whether an event or circumstance constituting Cause exists will be determined in good faith by the Board of Directors, but only if such determination is approved by at least two-thirds of the members of the Board of Directors, after you have been given written notice by the Company of the specific reason for such termination and an opportunity, together with counsel, to be heard before the Board of Directors. A member of the Board of Directors may participate in any hearing that is required pursuant to Section 1 of this Agreement by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board of Directors (in addition to you) shall attend the hearing in person. If the Company determines that Cause for termination exists pursuant to Section 1(d)(i) of this Agreement, the Company shall notify you of that belief, and that notice shall describe the event or circumstance believed to constitute Cause for termination. If that event or circumstance may reasonably be remedied or corrected, you shall have thirty (30) days to effect that correction or remedy. If not corrected or remedied within that thirty (30) day period (as determined by at least two-thirds of the members of the Board of Directors after opportunity for a hearing as described in this Section 1), Cause for termination shall immediately be deemed to exist and your employment shall be terminated. If the Company determines, as provided above, that Cause for termination exists under Sections 1(d)(ii)-(iv) of this Agreement, the Company shall notify you of that belief and that notice shall constitute immediate termination of your employment.

              (e) "Change in Control" shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of section 13(d) of the Exchange Act; (ii) a majority of the Board of Directors shall consist of Persons who are not Continuing Directors; (iii) the acquisition after the date of this Agreement by any Person or group of Persons of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company; or (iv) the approval by the shareholders of the Company of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation.

              (f) "Change in Control Price" means the Common Stock price established, in connection with a Change in Control, under an applicable following scenario: (i) the per share price offered to holders of the Common Stock of the Company in any such merger or consolidation; (ii) the per share value of the Common Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets; (iii) the amount distributed per share of Common Stock in a dissolution transaction; or (iv) the price per share offered to holders of the Common Stock of the Company in any tender offer or exchange offer



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whereby a Change in Control takes place. In the event that the consideration offered to stockholders of the Company in any transaction described in this
Section 1(f) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

              (g) "Committee" shall mean the committee or sub-committee established by the Board of Directors to administer part or all of the Plan.

              (h) "Common Stock" means the common stock, par value $.01 per share, of the Company.

              (i) "Continuing Director" shall mean, as of the date of determination, any Person who (i) was a member of the Board of Directors on the date of this Agreement, or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

              (j) "Date of Grant" means October 30, 2000.

              (k) "Disability" shall have the meaning given it in any employment agreement between you and the Company; provided, however, that if you do not have an employment agreement, "Disability" shall mean your permanent and total disability, which shall be deemed to exist if you are reasonably unable to perform your employment duties because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least ninety (90) consecutive days; provided that, the existence of any Disability shall be determined by the Board of Directors or an authorized committee or representative thereof ("Representative"), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board of Directors or its Representative; provided, further that, you shall, if there is any question about your Disability, submit to a physical examination by a qualified physician selected by the Board of Directors or its Representative.

              (l) "Employee" means any employee of the Company or of any of its Subsidiaries, including officers and directors of the Company who are also employees of the Company or of any of its Subsidiaries.

              (m) "Exchange Act" means the Securities Exchange Act of 1934.

              (n) "Fair Market Value" shall, as it relates to the Common Stock, mean, notwithstanding anything in the Plan to the contrary, the closing price of such shares of Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed or the NASDAQ National Market, as applicable, on the Business Day preceding the date specified herein for such a determination, or if there were no sales on such preceding date, on the prior immediately preceding day on which there were sales, or if such Common Stock is not listed on a national securities exchange or the NASDAQ National Market, the last reported bid price in the over-the-counter market, or if such shares are not traded in the over-the-counter market, the per share cash price for which all of the outstanding shares of Common Stock could be sold to a willing purchaser in an arms length transaction (without




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regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) as of the Business Day preceding the date of the event giving rise to a need for a determination.

              (o) "Good Reason" means any of the following: (i) a significant reduction in the nature or scope of your authorities or duties from those customarily performed by persons acting in your capacity; (ii) a change in your reporting relationship so that you report to anyone other than the Board of Directors of the Company; (iii) a reduction in your annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement; (iv) a diminution in your eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities for compensation which are at least equivalent to the opportunities afforded by the Company (including its Subsidiaries) to its most senior executives; (v) a diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to you from the employee benefits and perquisites provided by the Company (including its Subsidiaries) to its most senior executives; or (vi) a change, without your consent, in the location of your principal place of employment by the Company by more than 50 miles from the location where you were principally employed prior to such change. If you determine that an event constituting Good Reason has occurred, you shall notify the Company and the Chairman of the Compensation Committee of the Board of Directors of that belief, which notice shall set forth the bases for that belief. The Company shall have 30 days after receipt of such notice in which to either rectify such event to your reasonable satisfaction or determine that an event constituting Cause exists. If the Company does not take either of such actions within such 30-day period, you may terminate your employment for Good Reason immediately by giving written notice to the Company.

              (p) "Non-Surviving Event" means the occurrence of one or both of the following:

                            (i) the merger or consolidation of the Company with
              any Person, whether effected as a single transaction or a series of related transactions, with (A) the Company not being the continuing or surviving entity of that merger or consolidation or
              (B) the Company remaining the continuing or surviving entity of that merger or consolidation but all or a part of the outstanding shares of stock are changed into or exchanged for stock or other securities of any other Person or the Company, cash, or other property; or

                            (ii) the transfer, directly or indirectly, of all or
              substantially all of the assets of the Company (whether by sale, merger, consolidation, liquidation, or otherwise) to any Person, whether effected as a single transaction or a series of related transactions.

              (q) "Person" means any person or entity of any nature, whatsoever, specifically including an individual, a firm, a company, a partnership, a trust, or other entity.

              (r) "Subsidiary" means, with respect to any Person, any company, limited partnership, limited liability company or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.



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         2. ESCROW OF RESTRICTED SHARES. The Company shall issue in your name a certificate or certificates representing the Restricted Shares and retain that certificate or those certificates until the restrictions on such Restricted Shares expire as described in Sections 5, 6, 8, 9 and 10 of this Agreement or the Restricted Shares are forfeited as contemplated in Sections 4 and 8 of this Agreement. You shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. You hereby agree that the Company shall hold the certificate or certificates representing the Restricted Shares and the related stock powers pursuant to the terms of this Agreement until such time as such certificate or certificates are either delivered to you or canceled pursuant to this Agreement.

         3. OWNERSHIP OF RESTRICTED SHARES. From and after the time that a certificate or certificates representing the Restricted Shares has been issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board of Directors, subject, however, to the terms, conditions and restrictions set forth in this Agreement.

         4. RESTRICTIONS; FORFEITURE. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Section 5, 6, 8, 9 or 10 of this Agreement. The Restricted Shares are also subject to forfeiture at the Company's election as set forth in this Agreement if your employment with the Company is terminated on or prior to October 30, 2002 (either by you or by the Company), subject to the provisions set forth in Sections 5, 6, 8, 9 and 10 of this Agreement. You hereby agree that if the Restricted Shares are forfeited as provided in this Section 4, the Company shall have the right to deliver the certificate(s) representing the Restricted Shares to the Company's transfer agent for cancellation or, at the Company's election, for transfer to the Company to be held by the Company in treasury or any designee of the Company.

         5. EXPIRATION OF RESTRICTIONS AND RISK OF FORFEITURE. The restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire on October 30, 2002, provided, however, that such restrictions will expire on that date only if you have been an Employee continuously from the Date of Grant through October 30, 2002. The Company may, in its discretion, prospectively reduce the restriction period applicable to the Restricted Shares and the period during which the Restricted Shares may be forfeited as contemplated in Section 4 of this Agreement.

         6. PERFORMANCE TARGETS. Notwithstanding any other provision of this Agreement, any portion of the Award which has not expired shall become nonforfeitable according to the following schedule:

              (a) 20% of the Award shall be accelerated and become nonforfeitable if the Common Stock attains a Fair Market Value of at least $4 per share for a period of no less than 30 consecutive days;

              (b) an additional 40% of the Award shall be accelerated and become nonforfeitable if the Common Stock attains a Fair Market Value of at least $8 per share for a period of no less than 30 consecutive days; and



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              (c) the final 40% of the Award shall be accelerated and become nonforfeitable if the Common Stock attains a Fair Market Value of at least $12 per share for a period of not less than 30 consecutive days.

All Common Stock prices in this Section 6 shall be adjusted as provided in
Section 7.

         7. ADJUSTMENT PROVISIONS.

              (a) ADJUSTMENT OF AWARD. Except as otherwise contemplated in
Section 7(b), in the event that, by reason of any merger, consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company (collectively, a "Reorganization"), the Common Stock is substituted, combined, or changed into cash, property, or other securities, or the shares of Common Stock is substituted, combined, or changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to the Award and the per share price or value thereof shall be appropriately adjusted by the Committee to give appropriate effect to such Reorganization. Any fractional shares or interests resulting from such adjustment shall be eliminated.

              (b) CERTAIN CHANGES IN CONTROL. If a Change in Control shall occur and such Change in Control constitutes a Non-Surviving Event, the Committee shall (i) accelerate, to the Change in Control date, the time at which the Award will become nonforfeitable and shall cause the Company to purchase the accelerated portion of the Award at a price equal to the Change in Control Price multiplied by the number of shares of Common Stock subject to the Award, provided that in connection with the Change in Control shares of a Person subject to 12(b) or 12(g) of the Exchange Act (a "Public Entity") are not issuable or deliverable in exchange for Common Stock in whole or in part or (ii) if a Public Entity remains following the Change in Control and as part of such Non-Surviving Event shares of the Public Entity are issuable or deliverable, in whole or in part, in exchange for Common Stock, then the Award shall thereafter entitle you to that number of shares of stock of the Public Entity, other securities, cash or property which a holder of the number of shares of Common Stock subject to the Award would be entitled to in connection with the Change in Control.

         8. TERMINATION OF EMPLOYMENT.

              (a) VOLUNTARY TERMINATION OTHER THAN FOR GOOD REASON AND TERMINATION FOR CAUSE. Subject to Sections 5 and 6, if your employment relationship with the Company or any of its Subsidiaries is terminated voluntarily, except in the case of termination for Good Reason, or is terminated by the Company for Cause, then that portion, if any, of this Award for which restrictions have not lapsed as of the date of termination shall become null and void; provided, however, that the portion, if any, of this Award for which restrictions have expired as of the date of such termination shall survive such termination.

              (b) VOLUNTARY TERMINATION FOR GOOD REASON OR INVOLUNTARY OTHER THAN TERMINATION FOR CAUSE. Subject to Sections 5 and 6, if your employment relationship with the Company or any of its Subsidiaries is voluntarily terminated



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for Good Reason or is terminated by the Company other than for Cause, then the restriction period for the Restricted Shares shall immediately be accelerated and the restrictions shall expire.

         9. DEATH. Upon your death, the restriction period of the Restricted Shares shall immediately be accelerated and the restrictions shall expire.

         10. DISABILITY. If your employment relationship is terminated by reason of your Disability, then the restriction period of the Restricted Shares shall immediately be accelerated and the restrictions shall expire.

         11. LEAVE OF ABSENCE. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

         12. DELIVERY OF CERTIFICATES OF STOCK. Promptly following the expiration of the restrictions on the Restricted Shares as contemplated in Sections 5, 6, 8, 9 and 10 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate representing the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested. The value of such Restricted Shares shall not bear any interest owing to the passage of time.

         13. CONDITIONS TO DELIVERY OF STOCK. Nothing herein shall require the Company to issue any shares with respect to the Award if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933 or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect or (b) the withholding obligation as provided in Section 19 has not been satisfied.



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         14. LEGEND REGARDING RESTRICTIONS ON TRANSFER. Each certificate representing shares issued to you pursuant to this Agreement shall bear the following legend with respect to the restrictions on transferability contained in this Agreement:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY IMPOSED BY THAT CERTAIN AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE REGISTERED OWNER HEREOF AND APERIAN, INC. DATED AS OF OCTOBER 30, 2000, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE ALIENATED OR HYPOTHECATED EXCEPT AS THEREIN PROVIDED. THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

         15. FURNISH INFORMATION. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

         16. REMEDIES. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

         17. INFORMATION CONFIDENTIAL. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you.

         18. CONSIDERATION. No restriction on the Restricted Shares shall lapse unless and until you have performed services for the Company or any of its Subsidiaries that the Company believes is equal to or greater in value than the par value of the Common Stock subject to this Award.

         19. PAYMENT OF TAXES. The Company may from time to time, in its discretion, require you to pay to the Company (or the Company's Subsidiary if you are an employee of a Subsidiary of the Company), the amount that the Company deems necessary to satisfy the Company's or its Subsidiary's current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Common Stock to



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be issued to you the number of shares necessary to satisfy the Company's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value at the time as of which such determination is made; (b) deliver to the Company sufficient shares of Common Stock to satisfy the Company's tax withholding obligations, based on the shares' Fair Market Value at the time as of which such determination is made; or (c) deliver sufficient cash to the Company to satisfy its tax withholding obligations. If you elect to use such a stock withholding feature, you must make the election at the time and in the manner that the Company prescribes. The Company may, at its sole option, deny your request to satisfy withholding obligations through Common Stock instead of cash. In the event the Company subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company's request, the amount of that deficiency.

         20. PARACHUTE PAYMENTS. In the event that any payments to you pursuant to this Agreement or any payment received by you or paid by the Company on your behalf is treated as contingent on a change of ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company or any Person affiliated with the Company (but only if such payment or other benefit is in connection with your employment relationship with the Company) (collectively, the "Total Value") shall result in you becoming liable for the payment of any excise taxes pursuant to section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") ("Excise Tax"), you shall be entitled to an additional payment equal to the amount of any Excise Taxes payable by you pursuant to section 4999 of the Code as a result of such payments plus all federal, state and local taxes applicable to the Company's payment of such Excise Taxes, including any additional taxes due under section 4999 of the Code with respect to payments made pursuant to this provision. The intent of this Section 20 is to provide that the Company shall pay you an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction: (a) of any Excise Tax imposed on the Total Value; and (b) of any excess tax, federal, state or local income, payroll, and/or other taxes, imposed on the Gross-Up Payment, shall equal the Total Value.

         If you determine that you are liable for an Excise Tax with respect to a payment or other benefit, you must promptly so notify the Company in writing. Upon receipt of such notice from you, the Company must, within twenty (20) days thereafter, either (i) notify you, in writing, that the Company agrees with your determination of Excise Tax liability, in which case the Company shall become obligated to immediately pay to you the Gross-Up Payment, or (ii) submit to you an opinion, prepared by counsel of the Company's choice which counsel is reasonably satisfactory to you, that you are not liable for the Excise Tax (the "Tax Opinion"). If the Tax Opinion is provided to you and you nevertheless choose not to contest the assertion of the Excise Tax, the Company shall be relieved of its obligation to make the Gross-Up Payment specified hereunder. If you choose to contest the assertion of the Excise Tax after receipt of the Tax Opinion, you may do so with counsel of your choice that is reasonably satisfactory to the Company and the reasonable legal fees and expenses of such contest shall be paid by the Company, on a monthly basis, subject to the Company's receipt of proper documentation therefore. If the Excise Tax is so contested, then the Company shall pay to you the Gross-Up Payment upon the earlier of ten (10) days after (A) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that you are liable for the Excise Tax, or (B) a mutual



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determination of you and the Company not to proceed further with the contest.
The Company also shall reimburse you at that time for any penalties and interest attributable to any delay in payment of the Excise Tax that results from a decision by you not to pay the Excise Tax liability based upon the Tax Opinion.

         If the Internal Revenue Service ("IRS") notifies you in writing that the Excise Tax will or may be assessed against you, if the Company provides you with the Tax Opinion specified herein, and if you choose to contest the assertion of the Excise Tax, then the Company shall obtain and deliver to you an irrevocable standby letter of credit (the "Letter of Credit") issued by a bank acceptable to you and the Company in an amount equal to the amount of the Company's potential payment obligation herein, computed as if the Excise Tax were paid to the IRS on the date the Letter of Credit was obtained. Immediately upon the earlier of (1) a determination letter (within the meaning of section 1313 of the Code) that you are not liable for the Excise Tax, or (2) the Company's payment to you of the full amount of its obligation herein, you shall mark the Letter of Credit "canceled" and return it to the Company. In lieu of such a Letter of Credit, the Company may choose to secure its obligations hereunder by establishing an appropriate escrow account with terms reasonably satisfactory to you, and by depositing therein the same amount as would be required for the Letter of Credit. The obligations contained in this Section 21 shall survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.

         21. RIGHT OF THE COMPANY AND SUBSIDIARIES TO TERMINATE EMPLOYMENT. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment at any time.

         22. NO LIABILITY FOR GOOD FAITH DETERMINATIONS. The Company and the members of the Board of Directors shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.

         23. NO GUARANTEE OF INTERESTS. The Board of Directors and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

         24. COMPANY RECORDS. Records of the Company or its Subsidiaries regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

         25. COMPANY ACTION. Any action required of the Company shall be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

         26. SEVERABILITY. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         27. NOTICES. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or



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permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

         The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

         Company or Board of Directors:
                                    Aperian, Inc.
                                    1121 East 7th Street
                                    Austin, Texas  78702
                                    Attn:  Corporate Secretary

         Holder:  At your current address as shown in the Company's records.

         28. WAIVER OF NOTICE. Any person entitled to notice hereunder may waive such notice.

         29. SUCCESSORS. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

         30. HEADINGS. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         31. GOVERNING LAW. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

         32. WORD USAGE. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

         33. THE PLAN. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.



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


         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer on January 22, 2001 to be effective as of the Date of Grant first above written.

                                           APERIAN, INC.


                                           By:    /s/ Peter E. Lorenzen
                                               -------------------------------
                                           Name:  Peter E. Lorenzen
                                           Title: Vice President and Secretary


ACKNOWLEDGED AND AGREED:



By:    /s/ Robert J. Gibbs
    ----------------------
Name:  Robert J. Gibbs



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